OVERRIDE AGREEMENT
                        RESPECTING CLOSING CONSIDERATION

     This Override Agreement Respecting Closing Consideration ("Agreement") is made this 28th day of June, 1996 among CONTINENTAL WASTE INDUSTRIES, INC., a Delaware corporation ("CWI"); CWI OF NJ, INC., a New Jersey corporation ("CWINJ"); STATEWIDE ENVIRONMENTAL CONTRACTORS, INC., a New Jersey corporation ("Statewide"), RECYCLING INDUSTRIES, INC., a New Jersey corporation ("Recycling"); LOMAC REALTY, a New Jersey partnership ("Lomac"); MARY LEMMO, NICHOLAS LEMMO, MAURICE KIRCHOFER, DON J. LOTANO, FRANK J. LOTANO, ARLINE M. LOTANO, each individuals, (collectively, "Stockholders" and together with JOSEPH LEMMO collectively, "Individuals").

                                 R E C I T A L S

              A. On April 11, 1996, CWI, Recycling and certain Stockholders entered into an acquisition agreement ("Recycling Agreement"), pursuant to which, among other things, CWI agreed to purchase for the aggregate price of $6,400,000 ("Recycling Purchase Price") all of the issued and outstanding capital stock of Recycling. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the meanings assigned to them in the Recycling Agreement.

              B. On April 11, 1996, CWI, Statewide, and certain Stockholders entered into an acquisition agreement ("Statewide Agreement"), pursuant to which, among other things, CWI agreed to exchange a portion of its issued and outstanding capital stock for all of the issued and outstanding capital stock of Statewide and the assumption of a portion of Statewide's debt ("Statewide Exchange Price").

              C. On April 11, 1996, Karat Corp., as nominee of CWI, and Lomac entered into an agreement of sale ("Lomac Agreement") pursuant to which Karat Corp. agreed, among other things, to purchase for the purchase price of $4,250,000 ("Lomac Purchase Price") certain property, including the real property designated as Lot 27, Block 255 on the tax map of the Borough of South Plainfield, Middlesex County, New Jersey (Lomac Agreement, together with the Recycling Agreement and the Statewide Agreement, the "Acquisition Documents").

              D. On April 11, 1996, Recycling, CWI and certain Individuals entered into a non-compete agreement ("Non-Compete Agreement") pursuant to which each Individual agreed not to engage in the operation of certain businesses within the scope of the Non-Compete Agreement, for the aggregate consideration of $1,600,000;

              E. On this same date, Karat Corp. has assigned its rights and obligations under the Lomac Agreement to CWI of NJ ("CWINJ").

              F. The parties to this Agreement have determined it is in their mutual best interests to: (a) adjust the Cash Portion of the Recycling Purchase Price (b) adjust the cash portion of the Lomac Purchase Price, (c) adjust the cash consideration payable pursuant to the Non-Compete Agreement and (d) modify the terms of the Acquisition Documents, but only to the extent herein provided below:

              NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be bound hereby, agree as follows:

    1.       Tender of Cash.

              The aggregate amount of cash consideration to be delivered by CWI pursuant to the Recycling Agreement, Lomac Agreement and Non-Compete Agreement is reduced by $5,400,000, from $11,250,000 to $5,850,000.

     2.       Delivery of Unregistered Shares in Lieu of Cash

              In lieu of the aggregate cash consideration of $5,400,000, CWI shall deliver to Escrowee, as defined herein, 251,163 shares of unregistered CWI common stock, issued to Stockholders as follows:

                      Mary Lemmo                  75,349 shares
                      Nicholas Lemmo              25,116 shares
                      Frank Lotano                33,488 shares
                      Arline Lotano               33,488 shares
                      Don Lotano                  33,489 shares
                      Maurice Kirchofer           50,233 shares

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     3.       CWI's Obligation to Register Shares.

              Not later than July 5, 1996, CWI shall file with the Securities and Exchange Commission a new registration statement (the "Registration Statement") for the registration of all CWI Shares delivered pursuant the Statewide Agreement and the shares delivered pursuant to this Agreement (the "Additional Shares"). Thereafter, CWI shall use its best efforts to cause the Registration Statement to become effective as promptly as possible, and shall thereafter use its best efforts to maintain the effectiveness thereof. Except as modified by this Paragraph 3, the Registration Rights Agreement, annexed to the Statewide Agreement as Schedule 2.2(L) is adopted in its entirety and incorporated herein by reference. CWI shall promptly provide to Escrowee a notice of effectiveness of the Registration Statement.

     4.       Escrow Arrangement.

              All of the Additional Shares delivered by CWI to Escrowee pursuant to this Agreement, together with CWI's letter of credit, effective not later than July 2, 1996 and expiring at 5:00 p.m. on August 19, 1996, securing the obligations of CWI herein (the "Letter of Credit"), shall be held in escrow by Poe & Freireich, P.A., (the "Escrowee") on the terms and conditions set forth herein.

                      (A) If the Registration Statement has not become effective by August 5, 1996, then:

                    (i) Each  Stockholder  shall  have the  right,  upon  giving notice to Escrowee and CWI, to elect to take cash in lieu of Additional Shares, in which event Escrowee shall draw down upon the Letter of Credit at rate of $21.50 per share and Escrowee shall deliver the proceeds to each such Stockholder and the corresponding Additional Shares to CWI; and

                    (ii) CWI  shall  have  the  right,  upon  giving  notice  to
               Escrowee, to pay cash to Stockholders in lieu of Additional Shares, in which event Escrowee shall draw down upon the Letter of Credit at rate of $21.50 per Additional Share and Escrowee shall deliver the proceeds to each such Stockholder and shall deliver the corresponding Additional Shares to CWI;

                      (B) If the Additional Shares are registered prior to August 5, 1996, then:
                         (i) Escrowee shall deliver the Additional Shares to the
                    corresponding Stockholder; and

                         (ii) For a period of 14 days  from the date of  receipt
                    by Escrowee of a notice of effectiveness of the Registration Statement (the "Value Guaranty Period"), CWI shall guarantee to Stockholders the difference between the sale price of the Additional Shares and $21.50 per share. Upon the sale during the Value Guaranty Period of the Additional Shares by any Stockholder, Escrowee shall draw down upon the Letter of Credit in the amount of the shortfall, if any, between the sale price of the Additional Shares and $21.50, and shall deliver the corresponding proceeds to each such Stockholder.

              (C) In the event that any Stockholder fails to sell the Additional Shares by the expiration of the Value Guaranty Period, CWI shall have no further obligation with respect to the Additional Shares, and Escrowee shall have no further authority to draw down upon the Letter of Credit and shall return the Letter of Credit to CWI.

              (D) Delivery by CWI of the Additional Shares and the Letter of Credit is understood to fully discharge CWI's obligations in respect of the payment of Additional Shares in lieu of cash as contemplated herein, and Individuals hereby hold CWI harmless and indemnify CWI and its officers, directors, and agents with respect to any claim all or any of them may have against Escrowee for any of his acts and omissions.

     5. Investment Letter. The representations and warranties set forth in that certain Investment Letter, dated July 1, 1996, by the Stockholders are incorporated herein as if set forth at length.

     6. Recitals. The Recitals set forth above are incorporated herein as if set forth at length.

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     7.  Headings.  The Paragraph  headings  contained in this Agreement are for reference only for the convenience of the parties. They shall not be deemed to constitute a part of this Agreement nor shall they alter or supersede the contents of the paragraphs themselves.

     8. Governing Law. This Agreement shall be governed by construed in accordance with the laws of the State of New Jersey.

     9. Successors, Heirs and Assigns. This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.

     10. Modification of Agreement. This Agreement may not be altered or modified orally, except by written agreement executed by the parties hereto.

     11. Inconsistencies. Any inconsistencies between the terms and conditions of this Agreement and the Statewide, Lomac, Recycling Agreement, Non-Compete Agreement or other Transaction Documents shall be resolved in favor of this Agreement.

              IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and caused this Agreement to be executed the day and year first written above.

ATTEST:                         CONTINENTAL WASTE INDUSTRIES, INC.,
                                a Delaware corporation
/s/ Jeffrey E. Levine           By: /s/ Carlos E. Aguero
Jeffrey E. Levine, Secretary    Carlos Aguero, President

ATTEST:                         CWI OF NJ, INC.
/s/ Jeffrey E. Levine           By: /s/ Carlos E. Aguero
Jeffrey E. Levine, Secretary    Carlos Aguero, President


ATTEST:                         STATEWIDE ENVIRONMENTAL
                                CONTRACTORS, INC.
/s/ Don J. Lotano               By: /s/ Maurice Kirchofer
Don J. Lotano, Vice President   Maurice Kirchofer, President


ATTEST:                         RECYCLING INDUSTRIES, INC.
/s/ Arline Lotano               By: /s/ Don J. Lotano
Arline Lotano, Secretary        Don J. Lotano, President


WITNESS AS TO EACH:                      LOMAC REALTY
/s/ Harvey R. Poe               By:      /s/ Don J. Lotano
                                         Don J. Lotano, General Partner
                                By:      /s/ Frank J. Lotano
                                         Frank J. Lotano, General Partner
                                By:      /s/ Arline M. Lotano
                                         Arline M. Lotano, General Partner

                                /s/ Mary Lemmo
                                Mary Lemmo, Individual

                                /s/ Nicholas Lemmo
                                Nicholas Lemmo, Individual

                                /s/ Maurice Kirchofer
                                Maurice Kirchofer, Individual

                                /s/ Don J. Lotano
                                Don J. Lotano, Individual

                                /s/ Frank J. Lotano
                                Frank J. Lotano, Individual

                                /s/ Arline M. Lotano
                                Arline M. Lotano, Individual

                                /s/ Joseph Lemmo
                                Joseph Lemmo, Individual

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